Filed pursuant to Rule 424(b)(3)
File No. 333-121351

Prospectus Supplement No. 1 dated April 13, 2006 to
Prospectus dated February 14, 2006

GOLDEN WEST BREWING COMPANY, INC.

1,000,000 Shares of Common Stock

       This Prospectus Supplement No. 1 is part of the Prospectus dated February 14, 2006 relating to an offering of up to 1,000,000 shares of common stock.

Employees

       The general manager of our brewery, Tom Atmore, resigned his position effective March 31, 2006. Mr. Atmore will serve as a consultant for a period of 90 days thereafter.

Regulatory Matters

        On March 15, 2006, we were notified that the California Department of Alcoholic Beverage Control had filed an Accusation alleging that we had violated California regulations by participating in a beer tasting at the Mt. Shasta Board & Ski Park, not sponsored by a non-profit. As a result, we may be subject to sanctions ranging from a warning, a fine of up to $10,000 or temporary suspension of ten days of our manufacturing license. The matter is still pending; however, we do not believe the matter will have a material adverse effect on our ability to conduct business.

       This Prospectus Supplement should be read in conjunction with our Prospectus dated February 14, 2006.